FIRST AMENDMENT TO THE

SERIES PORTFOLIOS TRUST

INVESTMENT ADVISORY AGREEMENT

with

PANAGRAM STRUCTURED ASSET MANAGEMENT, LLC

THIS FIRST AMENDMENT dated effective as of the 13th day of May, 2023 to the Investment Advisory Agreement, dated as of October 27, 2022 (the “Agreement”), entered into by and between SERIES PORTFOLIOS TRUST (the “Trust”), on behalf of the series of the Trust listed on Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and Panagram Structured Asset Management, LLC (the “Adviser”).

RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the Trust and the Adviser desire to amend the Agreement to add Panagram AAA CLO ETF as an additional series of the Trust; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

    NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of adding Panagram AAA CLO ETF as an additional series of the Trust.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Schedule A		PANAGRAM STRUCTURED ASSET MANAGEMENT, LLC

By:	/s/ Ryan L. Roell	By:	/s/ John E. Kim
Name:	Ryan L. Roell	Name:	John E. Kim
Title:	President	Title:	Chief Executive Officer

SCHEDULE A

Series of Series Portfolios Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets	Effective Date of Initial Investment Advisory Agreement

Panagram BBB-B CLO ETF	0.50%	December 13, 2022
Panagram AAA CLO ETF	0.20%	May 13, 2023